Exhibit 10.6

RENEWAL, AMENDMENT AND RESTATEMENT

OF

EMPLOYMENT AGREEMENT

THIS RENEWAL, AMENDMENT AND RESTATEMENT OF EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 28 day of March, 2005, is entered into by Bio-Imaging Technologies, Inc., a Delaware corporation with its principal place of business at 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940 (the “Company”), and Mark L. Weinstein (the “Employee”).

The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on February 1, 2005 (the “Commencement Date”) and ending on February 28, 2007 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. Prior to or on February 28, 2006, the Board of Directors (the “Board”), in its sole discretion, may extend the Employment Period until February 28, 2008.

2. Title; Capacity. The Employee shall serve as President and Chief Executive Officer or in such other reasonably comparable position as the Company or its Board may determine from time to time. The Employee shall be based at the Company’s headquarters in Newtown, Pennsylvania, or such place or places in the continental United States as the Board shall determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board or such officer of the Company as may be designated by the Board.

The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Employee. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee further agrees to abide by the applicable rules, practices, policies, restrictions and principles outlined by the Board in its’ Corporate Policy Governance Manual and amendments adopted thereto.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $290,000 for the one-year period commencing on the Commencement Date. Such salary may be subject to cost of living or other increases thereafter as determined by the Board.

3.2 Fringe Benefits. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate, including, but not limited to, a car allowance not to exceed $500 per month. The Employee shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company or the Board from time to time.

3.4 Bonuses; Incentive Compensation.

(a) The Employee shall be eligible to receive, at the sole discretion of the Board, an annual bonus (the “MIP Bonus”) up to a maximum amount equal to 50% of the Employee’s annual base salary upon the achievement of certain milestones as set forth in an annual Management Incentive Plan, to be mutually agreed upon and attached hereto upon Board approval (the “Management Incentive Plan”). The specific annual milestones will be set each year by the Board following consultation with the Employee. Notwithstanding the foregoing, the Employee shall not be eligible to receive the MIP Bonus if the Company has not achieved pre-tax earnings for that applicable fiscal year.

(b) In addition to Section 3.4(a) above, for each of the 2005 and 2006 fiscal years of the Company, the Employee may be entitled to receive an equity bonus in the form of up to 25,000 shares of the Company’s common stock per year (the “Stock Award”). The Board, in its sole discretion, may adjust the Stock Award downward by up to 20% based upon the results of the Management Incentive Plan. The Employee shall earn the Stock Award provided only if: (i) the Employee remains in the Company’s employ through the close of that fiscal year; and (ii) the financial and non-financial milestones and targets set forth in the Management Incentive Plan in effect for that fiscal year are attained (unless such provision is otherwise waived by the Board in its sole discretion). The shares earned for any such fiscal year shall be issued to the Employee within three (3) business days following the Company’s release of the financial results for that year (but in all events within two and one-half months following the close of that year), subject to the Company’s collection of the applicable withholding taxes. Such tax withholding shall be effected by the Company’s withholding, from the shares otherwise issuable to the Employee at that time, that number of shares with a then current fair market value equal to the Company’s minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income, and accordingly only the number of shares of the Company’s common stock, net of such withholding, shall be issued to the Employee. In no event shall the Employee accrue any right or entitlement to the share bonus for either the 2005 or 2006 fiscal year unless and until both the foregoing service and performance requirements for that year are in fact attained.

(c) The number of shares of the Company’s common stock to which the Employee may become entitled pursuant to Paragraph 3(b) shall be appropriately adjusted in the event of any stock split, stock dividend, combination or exchange of shares, recapitalization or other similar transaction affecting the outstanding shares of the Company’s common stock without the Company’s receipt of consideration.

3.5 Rabbi Trust. During the first year of the Employment Period, the Employee may elect to defer up to 100% of any amounts received pursuant to the Management Incentive Plan into a non-qualified deferral plan, commonly known as a “Rabbi Trust”, created for the benefit of the Employee.

3.6 Withholding. All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.

4. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Expiration of the Employment Period;

4.2 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.2, “Cause” shall mean (a) a good faith finding by the Company that (i) the Employee has repeatedly failed to perform his assigned duties for the Company, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

4.3 At the election of the Employee, for Good Reason (as defined below), immediately upon written notice by the Employee to the Company, which notice shall identify the Good Reason upon which the termination is based. For the purposes of this Section 4.3, “Good Reason” for termination shall mean (i) a material adverse change in the Employee’s authority, duties or compensation without the prior written consent of the Employee (provided that neither the hiring of a chief operating officer nor the hiring of a chief financial officer by the Company and the relinquishment of such title and associated duties by the Employee shall constitute Good Reason hereunder), (ii) a material breach by the Company of the terms of this Agreement, which breach is not remedied by the Company within 10 days following written notice from the Employee to the Company notifying it of such breach or (iii) the relocation of the Employee’s place of work more than 50 miles from the Company’s current executive offices.

4.4 Upon the death or disability of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period, to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided, that, if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

4.5 At the election of either party, upon not less than 180 days’ prior written notice of termination.

5. Effect of Termination.

5.1 At-Will Employment. If the Employment Period expires pursuant to Section 1 hereof, then, unless the Company notifies the Employee to the contrary, the Employee shall continue his employment on an at-will basis following the expiration of the Employment Period. Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement.

5.2 Payments Upon Termination.

(a) In the event the Employee’s employment is terminated pursuant to Section 4.1, Section 4.2, Section 4.4 or by the Employee pursuant to Section 4.5, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

(b) In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5, the Company shall continue to pay to the Employee his salary as in effect on the date of termination and the amount of the annual bonus paid to him for the fiscal year immediately preceding the date of termination (payable in annualized monthly installments) and continue to provide to the Employee the other benefits owed to him under Section 3.2 (to the extent such benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof) until the date 60 days after the date of termination. The payment to the Employee of the amounts payable under this Section 5.2(b) shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 5.2(b). The Employee shall not be entitled to any payments under this Section 5.2(b) unless and until the Employee executes a general release and waiver in a form satisfactory to the Board.

5.3 Survival. The provisions of Sections 5.2(b) and 6 shall survive the termination of this Agreement.

6. Non-Competition and Non-Solicitation. The Employee shall execute, if not previously executed and still in effect, simultaneously with the execution of this Agreement, or otherwise upon the request of the Company, the Company’s customary form of Invention Assignment and Confidential Information Agreement and form of Non-Competition and Non-Solicitation Agreement, substantially in the form attached hereto as Exhibit A and Exhibit B, respectively.

7. Other Agreements.

7.1 Prior Agreements. The Employee represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Employee is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule B attached hereto.

7.2 Executive Retention Agreement. Upon execution of this Agreement, the Company and the Employee shall enter into the Executive Retention Agreement attached hereto as Exhibit C.

8. Miscellaneous.

8.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 8.1.

8.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

8.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within Pennsylvania), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of this Agreement, the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

8.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

8.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND CONSULT WITH COUNSEL AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

BIO-IMAGING TECHNOLOGIES, INC.

By:	/s/ DAVID NOWICKI
Name:	DAVID NOWICKI
Title:	CHAIRMAN OF THE BOARD OF DIRECTORS

EMPLOYEE

/s/ MARK L. WEINSTEIN
Mark L. Weinstein

[Signature Page to Renewal, Amendment and Restatement of Employment Agreement]